Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights – Selected Per Share Data and Ratios”, “Financial Highlights – Information Regarding Senior Securities” and “Experts” and to the use of our report dated February 11, 2005 incorporated by reference in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of the DNP Select Income Fund Inc. filed with the Securities and Exchange Commission in this Registration Statement under the Securities Act of 1933 and in this Amendment No. 48 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-04915).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
December 20, 2005